Exhibit 10.6

November 16, 2001

Davis Family Holdings LLC

Norwood H. Davis, III

3518 Sutherland Road

North Garden, Virginia 22959

Dear Mr. Davis:

Reference is made to that certain Amended and Restated Shareholders Agreement (the “Agreement”), dated May 23, 2001, by and among TRX, Inc., a Georgia corporation (the “Corporation”); BCD Technology, S.A., a company organized under the laws of the country of Luxembourg; The Alexander Family, L.P., a Georgia limited partnership; Danny B. Hood, an individual resident of Georgia; Ralph Manaker, an individual resident of Virginia; Steve Reynolds, an individual resident of Texas; Velva Wiggins, an individual resident of Georgia; and Davis Family Holdings, LLC, a Virginia limited liability company (“Davis”). Capitalized terms used herein but not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

The Agreement addresses, among other issues, the redemption of shares owned by Davis upon the death, permanent physical or mental disability, or cessation of employment with TRX or its affiliates of Norwood H. Davis, III. The Corporation and Davis now wish to amend and supersede the terms of the Agreement with respect to the redemption of Shares owned by Davis under Section 2(b)(2)(vi) of the Agreement with the following:

At the closing of a redemption or purchase of Davis’ Shares pursuant to Section 2(b) of the Agreement, the Corporation or its assignee shall pay to Davis the Redemption Price in the following manner: twenty-five percent (25%) by cashier’s check at the closing and seventy-five percent (75%) pursuant to a promissory note (the “Redemption Note”). The Redemption Note shall be for a term of two (2) years and shall be paid in two installments, with the first payment due on the first anniversary of the closing in a principal amount equal to twenty-five percent (25%) of the Redemption Price, and the second payment due on the second anniversary of the closing in a principal amount equal to the remaining fifty percent (50%) of the Redemption Price. The Redemption Note shall bear simple interest at an annualized interest rate equal to the yield of U.S. Treasury Notes (three-year) as published in the Wall Street Journal on the date of issuance of the Redemption Note. Any Redemption Note of the Corporation or its assignee shall be adequately secured.

TRX, Inc.	6 West Druid Hills Drive	Atlanta, Georgia 30329 USA	(404) 929 6100	www.trx.com

TRX is a company

DAVIS FAMILY HOLDINGS LLC

C/O MR. NORWOOD H. DAVIS

MR. NORWOOD H. DAVIS

NOVEMBER     , 2001

The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

The Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of Georgia (without giving effect to the conflict of law principles thereof).

Please indicate your agreement with the above terms by signing copies of this letter at the points indicated below.

TRX INC.

By:	/s/ Timothy J. Severt
	Name:	Timothy J. Severt
	Title:	EVP of Administration

DAVIS FAMILY HOLDINGS LLC

By:	/s/ Norwood H. Davis, III
	Name:	Norwood H. Davis, III
	Title:	Manager